Exhibit 99.1

Dougherty’s Pharmacy, Inc. Announces Realignment of Pharmacy Operations and Resignation of Head of Pharmacy Operations

Dallas, Texas, October 11, 2017 – Dougherty’s Pharmacy, Inc. (OTCQB: MYDP) (the “Company”) today announced that Andrew Komuves, President of Pharmacy Operations, has resigned effective October 5, 2017. In conjunction with Mr. Komuves’ departure, the Company is realigning its pharmacy operations, which have always reported to Mark Heil, President and CFO of Dougherty’s Pharmacy, Inc.

“We appreciate Andy’s five years of service to Dougherty’s and wish him well in all his future endeavors,” said James C. Leslie, the Company’s Chairman of the Board.

“We anticipate a seamless transition of the operations oversight as we will reassign Andy’s various responsibilities to several capable people within the organization,” Leslie said. “Our focus continues to be on the strategic growth and financial enhancement of Dougherty’s. We are stepping up our sales and marketing efforts throughout the organization and are working to build our brand recognition within the market. We believe these operational and marketing initiatives will strengthen our business and lead to enhanced long-term value for our shareholders.”

About Dougherty’s Pharmacy, Inc.

Dougherty’s Pharmacy, Inc. is a retail pharmacy chain focused on successfully acquiring, managing and growing community-based pharmacies in the Southwest Region of the United States. On June 9, 2017, the Company changed its name from Ascendant Solutions, Inc. to Dougherty’s Pharmacy, Inc. to better reflect the corporate vision and operating structure. Dougherty’s currently has approximately $48 million in net operating loss carryforwards which can be used to shelter future income, thus enhancing free cash flow or debt service capabilities. Interested investors can access financials and stock trading information for Dougherty’s at OTCMarkets.com or at www.doughertys.com.

Contacts:
	Mark S. Heil	Geralyn DeBusk or Tom Carey
	President and CFO	Halliburton Investor Relations
	972-250-0945	972-458-8000